Exhibit 10.9

Joint Marketing Agreement

This Joint Marketing Agreement (“JMA”) outlines the relationship and responsibilities of the parties with regard to collaborative selling of products and servicing of clients (the “Collaboration”), and is made as of March 24, 2017, (the “Effective Date”), by and between GeoCommerce, Inc., (“GC”), and Digital Donations, Inc. (“DIGITAL”), each a “Party,” and collectively the “Parties.”

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

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WHEREAS, the mutual intention of the Parties is to collaborate on business opportunities, the Parties agree as follows:

A.	The Parties desire to cooperate on specific client projects for the purpose of generating and sharing revenue.
B.	The Parties acknowledge that the provisional benefits and accountabilities for the contemplated Collaboration as outlined herein have been drafted equally.
C.	This JMA constitutes an enforceable agreement between the Parties hereto with respect to the provisions hereof, meaning this Agreement shall govern any collaboration in the interim between the Effective Date and the date on which a more comprehensive definitive agreement may be executed.
D.	The Parties agree to negotiate in good faith and use their respective best efforts to execute a definitive version of this Agreement that materially incorporates the terms and conditions set forth herein. In the event that the Parties do not execute a definitive agreement, the terms of this Memorandum shall continue to govern the Collaboration for the Term of this Agreement.

1.	Definitions
1.1.	“Collaboration” means a business relationship structured for the purpose of cooperating on a series of projects.
1.2.	“Reseller” means a party who is authorized to resell products at predefined rates to its clients contracted by Reseller as a customer, such client engagements and relationships being directly managed by the Reseller.
1.3.	“Insertion Order” means a mutually agreed to Insertion Order (“IO”), proposal, quote, statement of work, or other project agreement under which GC will deliver GC products for the benefit of DIGITAL or its clients, that incorporates the terms of this Agreement.
1.4.	“GC Products” means any GC product or service provided by GC, which may include product integration and configuration, data capture and delivery, information, and proprietary systems and processes, as described in separate IOs, proposals, quotes, statements of work, or other project agreements.
1.5.	“DIGITAL Products” means any DIGITAL product or service provided by DIGITAL, which may include fundraising technologies, financial products, lead generation, data sales, affiliate offers, and other products, as described in separate IOs, proposals, quotes, statements of work, or other project agreements.
1.6.	“GC Data” means any data, code, processes, or information taken from or relating to GC or its clients, which DIGITAL may directly or indirectly read, view, copy, duplicate, transmit or utilize in any way, or allows or facilitates a third party to perform any of the foregoing.
1.7.	“Gross Revenue” means the amount of money that clients actually pay for the Products and/or services, which is the raw sales income generated by the Collaboration.
1.8.	“Net Revenue” means the amount of money that clients actually pay for the Products and/or services, which is the raw sales income generated by the Collaboration, less mutually agreed upon costs itemized in separate project agreements.

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2.	Relationship

2.1.	GC
a.	GC will provide DIGITAL a non-exclusive, royalty-free, worldwide license to market and sell GC Products.
b.	GC will supply its Intellectual Property (the “IP”), including patented works, know-how, resources to link disparate online and offline audience intelligence and one-to-one audience reach, and certain GC Data to co-market GC Products with DIGITAL as GC deems appropriate.
c.	GC will supply training, support, project management, and account management resources to service DIGITAL client accounts GC deems appropriate.
d.	GC will provide DIGITAL with access to and use of GC Products for the purposes of performing on DIGITAL client projects as GC deems appropriate.
e.	GC will collect internet-related data resulting from the use of GC Products on behalf of DIGITAL clients, and all such GC Data is granted to GC to improve upon its intellectual property.
2.2.	DIGITAL
a.	DIGITAL will become an authorized reseller for GC Products.
b.	DIGITAL will provide access to the raw data collected for all its clients in which the GC Product has been implemented.
c.	DIGITAL will hold first position with regard to client relationship management, being responsible for client acquisition, proposals, contracts, invoices, payments, and collections.
d.	DIGITAL will conduct marketing and sales endeavors to promote GC Products, which may include such activities as market research, data modeling, matching, analytics, brand development, positioning, pricing, advertising, public relations, events, website design, materials production, and other activities, as mutually agreed.
e.	DIGITAL will invoice clients monthly, and provide payment to GC within thirty (30) days of receiving client payment.
f.	DIGITAL grants GC the right to publish company names of clients and project descriptions regarding clients serviced under this agreement for self-promotional purposes, upon written approval from DIGITAL.

g.	DIGITAL shall retain a non-exclusive, royalty-free, non-restricted, worldwide license to GC data collected on DIGITAL’s behalf and on that of DIGITAL Clients.

3.	Financial
3.1.	The parties agree to share revenue, as defined herein, related to the Collaboration as follows:
a.	35% to GC of Net Revenue on all DIGITAL products sold in connection with this Collaboration.
b.	35% to DIGITAL of Net Revenue on all GC products sold in connection with this Collaboration.
c.	50% to DIGITAL of Net Revenue on all products jointly developed by both Parties and sold in connection with this Collaboration.
d.	50% to GC of Net Revenue on all products jointly developed by both Parties and sold in connection with this Collaboration.

4.	Term
4.1.	Initial term of this agreement will be one (1) year from the Effective Date.
4.2.	Automatic renewals for additional one (1) year periods, unless either party provides notice of non-renewal thirty (30) days prior to the end of the then-applicable term.
4.3.	This agreement may be terminated by either party for cause on thirty (30) days advance written notice effective as of the expiration of the notice period.

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5.	Confidentiality
5.1.	Confidential Information. During the Term of this Agreement, the parties may disclose to one another, both orally and in writing, certain information of such party which concerns that party’s business plans, technology or products which is or contains confidential, proprietary or trade secret information (“Confidential Information”), including, without limitation, information relating to their business and the terms and conditions of this Agreement. Each of the parties shall hold the other party’s Confidential Information in strict confidence using means no less protective than the means used by the receiving party to protect its own confidential information (but in any event using not less than reasonable means) and shall not disclose the Confidential Information to any person or entity other than to the employees and contractors of such party having a need to know in order for the party to perform properly its obligations and/or exercise its rights under this Agreement and who are subject to confidentiality obligations no less protective of the disclosing party than those hereunder. Neither party will make any other use of any nature whatsoever of the other party’s Confidential Information except as expressly permitted under this Agreement. “Confidential Information” will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) was already known by the receiving party at the time of disclosure; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; (d) is lawfully obtained from a third party who has the right to make such disclosure; (e) is released for publication by the disclosing party in writing. Notwithstanding the foregoing, the parties may disclose Confidential Information if required by law as part of a judicial or regulatory proceeding so long as the party that is required to so disclose takes reasonable steps available (at the disclosing party’s cost) to obtain protective treatment, designates the material under the highest level of confidentiality available under a protective order, or notifies the other party prior to disclosure in sufficient time to enable such party to seek protective treatment.
5.2.	Irreparable Harm. The parties acknowledge that in the event of any breach or threatened breach by either party, the other party may suffer irreparable harm and may not possess an adequate remedy at law. Accordingly, each party shall have the right to seek injunctive or other equitable relief to restrain such breach or threatened breach.

6.	Non-compete, Non-circumvent
a.	During the term of this Agreement, and for a period of 2 years after this Agreement is cancelled, the Parties shall not a) directly solicit an individual, whether a member of a customer organization, an employee, a contractor, or a vendor, who is personally involved in the Collaboration defined herein and who is a direct contact of the other Party without the prior written approval of the other Party; b) directly or indirectly request or advise any individual who is a direct contact of the other Party to withdraw, curtail, or cancel business with the other Party; (c) induce or attempt to induce any employee or agent of the other Party to leave the employ of the other Party, or hire any such employee or agent in any business or capacity; (d) enter into any direct or indirect business relationship with the client or affiliate business partner of the other without express prior written approval of the other party.
b.	The Parties shall not directly or indirectly disclose to any other person, partnership, corporation or association, the names or contact information of any of the customers of the other Party, or make any statement disparaging the other Party, any member, principal, officer, director, shareholder, employee or agent thereof, to any person, firm, corporation or other business organization whatsoever.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	All Intellectual Property, including existing or in-progress IP, which is owned by one of the Parties, will remain the sole property of the owner.

7.2	The Parties may, at their own discretion, grant certain rights to use their IP for the purposes of collaboration in relation to this Agreement. No further rights to use the other Party’s IP are granted herein, except with the express written consent of the other Party. The parties will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

8.	INDEMNIFICATION
8.1.	Generally. Each party agrees to comply with any federal, state or local law applicable to the data and agrees to indemnify the other party (including its directors, officers, employees, and representatives) from any third party losses, expenses, fees (including attorney’s fees) or liabilities arising out of a third-party claim related to the respective party’s violation of any applicable law, misuse of the Data, or other breach of this Agreement. This includes recent compliance changes effective October 16, 2013 to the Telephone Consumer Protection Act (TCPA) and impacting consumer privacy.

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8.2.	By DIGITAL. DIGITAL shall defend, indemnify and hold GC and its Customer harmless against any loss, damage or costs (including reasonable attorneys’ fees) incurred in connection with claims, demands, suits or proceedings (“Claims”) made or brought against GC or its Customer by a third party arising out of, incident or relating to any claim based on any inappropriate use or misuse or willfully negligent action by DIGITAL in connection with this Agreement or its provisions of services hereunder, the technology used by DIGITAL’S Services or products, actual or alleged (i) breach of any term, condition, representation, or warranty of this Agreement; (ii) violation of any applicable law, rule or regulation; (iii) infringement on the intellectual property rights or other rights of such third party; provided, however, that DIGITAL shall have no such indemnification obligation to the extent such infringement: (a) relates to use of the application Services or Deliverables in combination with other software, data products, processes, or materials not provided by DIGITAL to the extent which the infringement would not have occurred but for the combination; (b) arises from or relates to modifications to the application Services or Deliverables not made or authorized by DIGITAL; or (c) where Customer continues the activity or use constituting or contributing to the infringement after notification thereof by DIGITAL.
8.3.	By GC. GC shall defend, indemnify, and hold DIGITAL harmless against any loss, damage, or costs (including reasonable attorneys’ fees) incurred in connection with a Claim that (a) DIGITAL has used the application Services or other GC product or service in violation of the terms of use set forth in this Agreement; (b) Data, and/or any materials provided by GC to DIGITAL necessary to perform the Professional Services, (c) infringe the intellectual property rights of a third party; or (d) GC has violated the UIGE Act.
8.4.	Procedure. As an express condition to the indemnifying party’s obligation under this Section, the party seeking indemnification must: (a) promptly notify the indemnifying party in writing of the applicable Claim for which indemnification is sought; and (b) provide the indemnifying party with all non-monetary assistance, information and authority reasonably required for the defense and settlement of such Claim. The indemnifying party may select counsel for defense of the Claim and direct the course of any litigation or other disputed proceedings concerning the Claim. The indemnified party may select its own counsel and direct its own defense of a Claim if it chooses to do so, but it must bear the costs of its own counsel and any activities in any disputed proceeding conducted by counsel of its choosing. The indemnifying party may settle any Claim; to the extent it seeks a money payment, with or without the consent of the indemnified party. The indemnifying party must obtain the indemnified party’s consent to any settlement to the extent it consents to injunctive relief or contains contract terms governing future activities that would materially affect the indemnified party’s business or interests, said consent not to be unreasonably withheld, conditioned or delayed.

9.	LIMITATIONS
9.1.	Limitation of Liability. EXCEPT FOR DIGITAL’s INDEMNITY OR DUE TO A BREACH OF ITS OBLIGATIONS HEREOF, IN NO EVENT SHALL DIGITAL’s AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, EXCEED THE GREATER OF $100,000 OR THE AMOUNTS ACTUALLY PAID BY AND/OR DUE FROM CUSTOMER HEREUNDER IN THE 12 MONTHS PRECEDING THE INCIDENT GIVING RISE TO LIABILITY.

9.2.	Exclusion of Consequential and Related Damages. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND OR NATURE HOWEVER CAUSED AND, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
9.3.	Time to File Claim. NO CLAIM MAY BE BROUGHT BY EITHER PARTY UNDER THIS AGREEMENT MORE THAN ONE YEAR AFTER THE ACCRUAL OF THE CLAIM.

10.	Each party agrees to maintain insurance in commercially reasonable amounts calculated to protect itself and the other party to this agreement from any and all claims of any kind or nature for damage to property or personal injury, including death, made by anyone, that may arise from activities performed or facilitated by this contract, whether these activities are performed by that company, its employees, agents, or anyone directly or indirectly engaged or employed by that party or its agents.

11.	Miscellaneous
11.1.	Headings. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of this Agreement.
11.2.	Counterparts. This Agreement may be executed in counterparts (which may be exchanged by facsimile), each of which shall be deemed an original, but which together shall constitute one and the same instrument.

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11.3.	Waiver. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof.
11.4.	Remedies Not Exclusive. Except as expressly set forth herein, no remedy hereunder is intended to be exclusive of any other remedy available hereunder or at law or in equity.
11.5.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall supply only to such provision. The illegality, invalidity, or unenforceability of such provision shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and that provision, and this Agreement generally, shall be reformed, construed and enforced so as to most nearly give lawful effect to the intent of the Parties as expressed in this Agreement. The fact that any provision of this Agreement is held to be illegal, invalid or unenforceable in a particular jurisdiction shall have no effect upon the legality, validity, or enforceability of such provision in any other jurisdiction.
11.6.	Non-Exclusivity. This Agreement is non-exclusive. Nothing in this Agreement restricts either Party from developing, marketing, selling, licensing, and/or distributing its products or services, or products and services similar to those of the other Party, in the normal course of business or through its standard sales channels.
11.7.	No Strict Construction. If an ambiguity or question arises with respect to any provision of this Agreement, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Agreement.
11.8.	Assignment. This Agreement, and any Addendum, or any rights or licenses granted hereunder may be assigned, delegated, or subcontracted upon mutual written consent of the Parties. Any attempt to assign any rights, duties, or obligations which arise under this Agreement or any Addendum without such consent shall be null and void. Further, either Party may assign this Agreement, in whole, but not in part, to (i) an entity controlled by, under common control with, or controlling such Party; (ii) the successor in interest in any merger, share exchange, or reorganization; or (iii) the purchaser of all or substantially all of such Party’s assets. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and assignees.
11.9.	Relationship. This Agreement does not create a partnership or joint venture relationship between the Parties. Both Parties have sole responsibility for activities of its own organization and its personnel, and shall have no authority and shall not represent to any third party that it has the authority to bind or otherwise obligate the other Party in any manner except as defined in this Agreement.
11.10.	Force Majeure. Neither Party shall be liable for any failure or delay in the performance of any of their respective obligations if prevented from doing so by a Force Majeure Event. “Force Majeure Event” means (i) floods, earthquakes, or other similar elements of nature or acts of God; (ii) riots, civil disorders, strikes, rebellions or revolutions in any country; or (iii) any other cause beyond the reasonable control of the non-performing Party, provided the non-performing Party is without fault in failing to prevent or causing such default or delay, and such default or delay could not have been prevented or circumvented by the non-performing Party through the reasonable use of alternate sources, workaround plans or other reasonable precautions.
11.11.	Notices. All notices and other communications required or permitted to be given to a Party pursuant to this Agreement shall be in writing, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the business day after being sent by Federal Express or another recognized overnight courier service which utilizes a written form of receipt for next day or next business day delivery, provided that a Party hereto may change its address for receiving notice by the proper giving of notice hereunder.
11.12.	Publicity. Following receipt of the parties express written approval, GC and DIGITAL may use the name or marks of, refer to, or identify the parties (or any related entity) as a reference or in publicity releases, interviews, promotional or marketing materials (including testimonials, quotations, case studies and other endorsements), public announcements, customer listings, or advertising.
11.13.	Governing Law / Jurisdiction. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by and construed in accordance with the laws of the State of California, and shall have venue in Orange, California, without regard to its conflict of laws rules applicable to contracts to be performed entirely within the State of California.
11.14.	Entire Agreement. This Agreement, including all Exhibits, Order Forms and Statement of Work, constitutes the entire agreement between the Parties, and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. To the extent of any conflict or inconsistency between the provisions in the body of this Agreement and any Exhibit, Order Form, or Statement of Work, the terms of this Agreement shall prevail unless expressly stated otherwise in the applicable Exhibit, Order Form, or Statement of Work. The language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall supply to rights granted herein or to any term or condition of this Agreement.

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11.15.	Amendments. This Agreement may only be modified in a writing signed by both the Parties.
11.16.	Survival. The obligations under sections that contemplate performance or observance subsequent to termination or expiration of this Agreement, shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year indicated above.

GEOCOMMERCE, INC.	DIGITAL DONATIONS, INC.

By:	By:	/s/ Keith Orlean
(Signature)		(Signature)

Name:	Name:	Keith Orlean
(Print)		(Print)

Title:	Title:	President

Contact for notices and operations matters:	Contact for notices and operations matters:
GeoCommerce, Inc.	Digital Donations, Inc.
Attn: Mark Sullivan, Managing Director	Attn: Keith Orlean, President
1621 Alton Pkwy, Suite 160	68 South Service Road
Irvine, CA 92606	Melville, NY 11747
mark@geocommerce.com	korlean@digitaldonations.org

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